                        ENTEX INFORMATION SERVICES, INC.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                                  (Unaudited)

                                                                                      YEARS ENDED
                                                          ----------------------------------------------------------------------
                                                          JUNE 28,       JUNE 29,       JUNE 30,         JULY 2,         JULY 3,
                                                            1998           1997           1996            1995            1994
                                                          --------       --------       --------        --------        --------
                                                                                  (DOLLARS IN THOUSANDS)

Income (loss) before income taxes                         $ 18,560       $  1,569       $(25,648)       $(29,763)       $ (5,546)
Fixed charges:
   Interest expense, net                                    36,663         37,147         29,726          23,151          17,444
   Interest component of rent expense                        4,361          3,969          3,137           1,687           1,975
                                                          --------       --------       --------        --------        --------
     Fixed charges                                        $ 41,024       $ 41,116       $ 32,863        $ 24,838        $ 19,419
                                                          ========       ========       ========        ========        ========
Earnings                                                  $ 59,584       $ 42,685       $  7,215        $ (4,925)       $ 13,873
                                                          ========       ========       ========        ========        ========
Ratio of earnings to fixed charges                           1.45x          1.04x          0.22x         (0.20)x           0.71x
                                                          ========       ========       ========        ========        ========

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(1)      For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest (including the interest component of rental expenses) and amortization of debt expense. Earnings consist of earnings from continuing operations before taxes, plus fixed charges. For the fiscal years ended June 30, 1996, July 2, 1995 and July 3,
         1994, earnings were insufficient to cover fixed charges by $25.6 million, $29.8 million and $5.5 million, respectively.